SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549

                                 FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     GOLDEN TRIANGLE INDUSTRIES, INC.
          (Exact name of registrant as specified in its charter)

            Colorado                               25-1302097
(State or other jurisdiction of                 (IRS Employer
 incorporation or organization)                    ID Number)

          8504 Sonoma Valley N.E., Albuquerque, New Mexico 87122
                             (505) 856-5075
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                           STOCK COMPENSATION PLAN
                           (Full title of the plan)

                     Golden Triangle Industries, Inc.
          8504 Sonoma Valley N.E., Albuquerque, New Mexico 87122
                  (Name and address of agent for service)

                              (505) 856-5075
       (Telephone number, including area code, of agent for service)


                      CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------
 Title of                  Proposed          Proposed
securities       Amount    maximum           maximum       Amount of
  to be          to be    offering price    aggregate     registration
registered      Registered  per share     offering price      fee
----------------------------------------------------------------------
Common Stock     200,000      (1)             (1)           $431.44
Par Value $.001                                                (2)
----------------------------------------------------------------------

1. The Company will not receive any proceeds from the issuance of the shares.
2. For purposes of determining the registration fee, the fee will be calculated on the maximum number of Common Shares to be registered (200,000) at the average of the high ($7.50)and low ($7.125) prices on September 9, 1998 as reported by NASDAQ.

------------------------------------------------------------------------------

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. and Item 2.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

The following documents which have been filed by the Company with the Commission are incorporated herein by reference and made a part hereof.

(1) The Company's Form 10-K for the year ended December 31, 1997.
(2) The Company's Form 10-Q for the quarter ended March 31, 1998.
(3) The Company's Form 10-Q for the quarter ended June 30, 1998.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies and supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference which have been filed with the Commission. Requests for such copies should be directed to the Company at P. O. Box 22010, Albuquerque, New Mexico 87154, telephone (505) 856-5075.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

The Colorado Business Corporation Act (the "CBCA") provides for the indemnification of the Registrant's directors, officers, employees, fiduciaries and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is allowable is provided below, but that description is qualified in its entirety by reference to the relevant section of the CBCA.

In general, the CBCA provides that any director may be indemnified, by providing advances or reimbursements against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or reasonable expense), incurred in a proceeding (including any civil, criminal or investigative proceeding whether threatened, pending or completed) to which the director was made a party because he is or was a director, except that, if the proceeding is brought by or in the right of the Registrant, indemnification is permitted only with respect to reasonable expenses incurred in connection with the proceeding. The CBCA prohibits indemnification of a director in connection with a proceeding brought by or in the right of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Indemnity may be provided if the director's actions resulting in the liability: (I) were taken in good faith; (ii) were reasonably believed to have been in the Registrant's best interest with respect to actions taken in the director's official capacity; (iii) were reasonably believed not to be opposed to the Registrant's best interest with respect to actions other than those taken in the directors's official capacity; and (iv) with respect to any criminal action, the director had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be awarded only after the applicable standard of conduct has been met by the director to be indemnified as determined by (I) a majority vote of a quorum of the Board of Directors or, if a quorum cannot be obtained, by committee thereof consisting of directors not parties to the proceeding; (ii) by independent legal counsel selected by the Board of Directors; or (iii) by the shareholders.

The CBCA further provides that unless limited by the Registrant's articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, is entitled to receive indemnification against reasonable expenses, including attorney's fees, incurred in connection with the proceeding. The Registrant's amended articles of incorporation do not limit the foregoing provisions.

The Registrant may indemnify or advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

Unless limited by the Registrant's articles of incorporation, upon petition by a director or officer, a court may order the Registrant to indemnify such director or officer against liabilities arising in connection with any proceeding. A court may order the Registrant to provide such indemnification, whether or not he was entitled to indemnification by the Registrant. To order indemnification, the court must determine that the director or officer is fairly and reasonably entitled to indemnification in light of the circumstances. With respect to liability incurred by a director or officer, or in any proceeding where liability results on the basis that a personal benefit was received improperly, a court may only require that the director or officer be indemnified as to reasonable expenses incurred. The Registrant's amended articles of incorporation do not limit the foregoing provisions.

The CBCA specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Registrant's articles of incorporation, bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the CBCA and any limitations upon indemnification set forth in the articles of incorporation.

The CBCA also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of their status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies have been obtained by the Registrant.

Article VII of the Company's Articles of Incorporation provides as follows:

"The Corporation shall indemnify, to the full extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the Corporation. The Corporation shall further have the authority, to the full extent permitted by law, to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance providing such indemnification."

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

Copies of the following documents have been included as Exhibits to this Registration Statement.

Exhibit 1  -  Stock Compensation Plan
Exhibit 2  -  Opinion of Counsel of Howard B. Siegel, Attorney-at-Law
Exhibit 3  -  Consent of Independent Certified Public Accountants -
              BDO Seidman, LLP

Item 9.   Undertakings

The undersigned registrant hereby undertakes to deliver or cause to be delivered with this prospectus, to each person to whom the prospectus is sent or given, the latest annual report on Form 10- K to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated herein by reference into the prospectus, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The registrant undertakes that every prospectus (I) that is filed pursuant to paragraph 1 above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on September 9, 1998.


                                   GOLDEN TRIANGLE INDUSTRIES, INC.

                                   By:  /s/ KENNETH OWENS
                                   Kenneth Owens, President and
                                   Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       Signature                Title                     Date


   /s/ KENNETH OWENS     Chairman of the Board      September 9, 1998
Kenneth Owens            and President


   /s/ ROBERT EARLY      Chief Financial            September 9, 1998
Robert Early             Officer, Principal
                         Accounting Officer

   /s/ HOWARD SIEGEL     Director                   September 9, 1998
Howard Siegel


   /s/ KAREN LEE         Director                   September 9, 1998
Karen Lee


   /s/ GLENN GAGNON      Director                   September 9, 1998
Glenn Gagnon


   /s/ DAVID MCFARLANE   Director                   September 9, 1998
David McFarlane

                             INDEX TO EXHIBITS

Exhibit 1  -  Stock Compensation Plan
Exhibit 2  -  Opinion of Counsel of Howard B. Siegel, Attorney-at-Law
Exhibit 3  -  Consent of Independent Certified Public Accountants -
              BDO Seidman, LLP

------------------------------------------------------------------------------

EXHIBIT 1
                     Golden Triangle Industries, Inc.
                          STOCK COMPENSATION PLAN
                              200,000 Shares
                      Common Stock ($.001 Par Value)

Golden Triangle Industries, Inc., a Colorado corporation, (the "Company" or "GOLDEN TRIANGLE INDUSTRIES, INC.") is registering 200,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"). The Shares being registered are those which will be issued under the Stock Compensation Plan to employees, officers, directors, agents, consultants, or advisors (the "Employees").

The Common Stock is listed on the NASDAQ Market Small Capital Issues and trades under the NASDAQ symbol "GOLDEN TRIANGLE INDUSTRIES, INC.". On September 9, 1998 the last sales price of GOLDEN TRIANGLE INDUSTRIES, INC. shares, as reported by NASDAQ, was $7.125 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The principal executive offices of GOLDEN TRIANGLE INDUSTRIES, INC. are located at 8504 Sonoma Valley N.E., Albuquerque, New Mexico 87122, telephone (505) 856-5075.

             The date of this Prospectus is September 9, 1998.

                           AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Common Shares are traded on NASDAQ, and such reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, DC 20006.

This Prospectus constitutes a part of a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended ("Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the shares of Common Stock registered under the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

              Incorporation of Certain Documents by Reference

The following documents which have been filed by the Company with the Commission are incorporated herein by reference and made a part hereof.

(1) The Company's Form 10-K for the year ended December 31, 1997.
(2) The Company's Form 10-Q for the quarter ended March 31, 1998.
(3) The Company's Form 10-Q for the quarter ended June 30, 1998.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies and supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference which have been filed with the Commission. Requests for such copies should be directed to the Company at P. O. Box 22010, Albuquerque, New Mexico 87154, telephone (505) 856-5075.

                        INFORMATION ON THE COMPANY

The following information concerning GOLDEN TRIANGLE INDUSTRIES, INC. may be obtained by referring to the Form 10-K for the year ended December 31, 1997 incorporated herein by reference - Business, Properties, Market Information, Selected Financial Data, Management's Discussion, Financial Statements, Management, Compensation, Security Ownership, and Certain Relationships and Related Transactions.

                          DESCRIPTION OF THE PLAN

Purpose of the Plan

The primary purpose of the Stock Compensation Plan (the "Plan") is to provide payment for services to employees, officers, directors, agents, consultants and advisors (the "Employees") through the issuance of Common Stock. This will enable Employees to acquire a proprietary interest in the Company and to share in the growth of the Company. The ownership of Company stock will encourage and provide incentives for high level performance by the Employees.

Administration and Interpretation

The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have full authority to establish procedures for administration of the Plan and to interpret the Plan. Its interpretation will be final, conclusive and binding. The Plan will be in duration until terminated by the Board.

The Board will have the authority to select the Employees who will receive Shares, to determine the number of Shares to be issued, and to determine the date the Shares will be issued.

Questions to the Board may be directed to:

          Golden Triangle Industries, Inc.
          P. O. Box 22010
          Albuquerque, NM 87154
          (505) 856-5075
          (505) 857-9993 fax

Eligibility

The eligibility of the Employees to receive shares will be determined by the Board.

Securities Offered

Common Stock being registered for issuance under the Plan totals 200,000 shares.

Certificates

Certificates will be issued to Employees who are entitled to Shares under the Plan.

Reports

Employees will receive copies of all communications sent to holders of Common Stock. All such information will be addressed to the latest address of record; therefore, it is important that Employees promptly notify the transfer agent department of any change of address.

Federal Income Tax Consequences

The following discussion relates to the material federal income tax consequences of participation in the Plan. The effect of such tax consequences upon any Employee will depend upon such Employee's individual circumstances which, together with the state and local tax consequences of participation, should be discussed by each Employee with his tax advisor to determine the tax considerations related to the receipt of Shares under the Plan.

An Employee's tax basis for shares of Common Stock received for compensation pursuant to the Plan should be equal to the market value of the Shares on the date of issuance (closing price as reported on NASDAQ) and should be reported as income. Gain or loss will be realized by the Employee only when the shares are sold.

THE COMPANY CANNOT ASSURE A TAX PROFIT OR PROTECT AGAINST A TAX LOSS ON SHARES ISSUED UNDER THE PLAN.

                              USE OF PROCEEDS

The Company will not receive any proceeds from the issuance of the Shares.

                                 DILUTION

Since it is impossible to determine how many of the 200,000 shares will ultimately be issued in the Plan, it is difficult to determine how much dilution will occur. However, the issuance of additional shares does cause dilution of the shareholders' interests. In addition to the 200,000 shares in this offering, the Company's Board of Directors may authorize the issuance of additional Common Shares in the future in order to provide for further capitalization of the Company or other corporate purposes, which could cause further dilution of the shareholders' interests.

                         DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. There are currently 596,264 shares outstanding of Common Stock, and 57,028 shares outstanding of Preferred Stock.

The Common Shares are traded on the over-the-counter market and are listed on the NASDAQ Small Capital Issues under the symbol "GOLDEN TRIANGLE INDUSTRIES, INC.".

Dividend Rights

The holders of GOLDEN TRIANGLE INDUSTRIES, INC. shares are entitled to share equally, share for share, in such dividends as might be approved by the Board of Directors, and are compatible with the applicable laws of Colorado relating to payment of dividends by corporations.

Voting Rights

Holders of GOLDEN TRIANGLE INDUSTRIES, INC. are entitled to one vote for each share on all matters voted upon by shareholders. Pursuant to GOLDEN TRIANGLE INDUSTRIES, INC.'s By-Laws, at all meetings of shareholders, 45% of the shares entitled to vote at such meeting, represented in person or by proxy, constitute a quorum, and a majority of the shares represented are required for an affirmative vote. Pursuant to Colorado Law, holders of GOLDEN TRIANGLE INDUSTRIES, INC. shares may take action without a meeting only upon written consent of all shareholders entitled to vote on the proposed action. Cumulative voting rights are not available to GOLDEN TRIANGLE INDUSTRIES, INC. shareholders. GOLDEN TRIANGLE INDUSTRIES, INC.'s By-Laws were adopted by its Board of Directors, and may be repealed by the Board of Directors.

There are no Colorado Law provisions specifically regulating takeover bids or the acquisition of a controlling interest.

Although Colorado Law provisions impose conditions on GOLDEN TRIANGLE INDUSTRIES, INC.'s ability to repurchase its own shares, there are no provisions requiring shareholder approval of such repurchases.

Preemptive Rights - Holders of GOLDEN TRIANGLE INDUSTRIES, INC. shares have no preemptive rights.

Liability of Directors - The Articles of Incorporation of GOLDEN TRIANGLE INDUSTRIES, INC. have provisions for limitation of liability of directors.

Liquidation Rights - In the event of liquidation, dissolution or winding up the affairs of GOLDEN TRIANGLE INDUSTRIES, INC., whether voluntary or involuntary, the holders of the Company's shares are entitled to share, on a share to share basis, in any of the assets or funds which are distributable to its shareholders upon such liquidation, dissolution, or winding up. Such distribution would be subject to the prior rights of creditors of each corporation.

Assessment and Redemption - GOLDEN TRIANGLE INDUSTRIES, INC. shares to be issued are fully paid and non-assessable.

Transfer Agent - The Company acts as its own transfer agent through its
Transfer Agent Department at 104 Fossil Court, Springtown, Texas   76082.



                                 EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                               LEGAL MATTERS

Certain legal matters, including the validity of the Common Stock being offered hereby, will be passed upon for the Company by Howard Siegel, Attorney-at-Law, P. O. Box 940572, Houston, Texas 77094.

------------------------------------------------------------------------------

EXHIBIT 2
                             HOWARD B. SIEGEL
                              ATTORNEY AT LAW
                             P. O. Box 940572
                           Houston, Texas 77094
                              (713) 513-0152



September 4, 1998

Golden Triangle Industries, Inc.
P. O. Box 22010
Albuquerque, NM   87154-2010

Re:  Registration Statement on Form S-8 - Stock Compensation Plan

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Golden Triangle Industries, Inc. (the "Company") of 200,000 shares of Common Stock, par value of $.001 per share (the "Common Stock"), issued for the Plan.

In my capacity as general counsel to the Company, I have examined the original, certified, conformed, photostat or other copies of the Plan, the Company's Certificate of Incorporation (as amended), By-Laws and corporate resolutions provided to me by the Company. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and the documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based upon and in reliance of the foregoing, I am of the opinion that the Common Stock, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Very truly yours,


 /s/ Howard B. Seigel
Howard B. Siegel


------------------------------------------------------------------------------

EXHIBIT 3

                                CONSENT OF
                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Golden Triangle Industries, Inc.
Albuquerque, NM


We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement of our report dated February 18, 1998, relating to the consolidated financial statements of Golden Triangle Industries, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                              /s/ BDO Seidman, LLP
                              BDO SEIDMAN, LLP

Denver, Colorado
September 10, 1998